                                                                    EXHIBIT 99.1

[LIBBEY LOGO}
                                                      LIBBEY INC.
                                                      300 MADISON AVE
                                                      P.O. BOX 10060
                                                      TOLEDO, OH 43699
================================================================================
N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                     AT FRB | WEBER SHANDWICK:
KENNETH WILKES    KENNETH BOERGER   SUZY LYNDE
VP/CFO            VP/TREASURER      ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279    (312) 640-6772


FOR IMMEDIATE RELEASE
THURSDAY, APRIL 24, 2003


          LIBBEY INC. ANNOUNCES FIRST QUARTER DILUTED EPS OF 14 CENTS;

  COMPARES WITH $0.25 IN PRIOR YEAR PERIOD, CITES HIGHER NATURAL GAS COSTS AND
                      IMPACT OF SLUGGISH ECONOMY ON SALES


TOLEDO, OHIO, APRIL 24, 2003--Citing higher natural gas costs and the impact of harsh winter weather, a sluggish economy and the war in Iraq on sales to retail and foodservice clients, LIBBEY INC. (NYSE: LBY) announced that its diluted earnings per share for the first quarter ended March 31, 2003, were 14 cents on sales of $111.9 million. On April 14, 2003, the company announced its expectation that diluted earnings per share for the quarter would be between 13 and 15 cents.

FIRST-QUARTER RESULTS

For the quarter ended March 31, 2003, sales increased 13.4 percent to $111.9 million from $98.7 million in the year-ago quarter. The increase in sales was attributable to the sales of Royal Leerdam and Traex, both acquired in December 2002. Excluding these acquisitions, sales declined 3.6 percent, as sales to retail and foodservice customers declined in the low single digits on a percentage basis as compared to the year-ago period.

The company recorded income from operations of $5.5 million during the quarter. This compares with income from operations of $8.6 million in the year-ago period. Factors contributing to the decline, in addition to lower sales pre-acquisitions, were higher natural gas costs of approximately $1.8 million, higher other operating costs in the company's glassware operations totaling approximately $2.0 million and additional costs (mostly non-cash) for pension and postretirement medical benefits of $1.2 million. Traex and Royal Leerdam contributed modestly to income from operations during the quarter.


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Libbey, Inc.
Add 2

Earnings before interest and income taxes (EBIT) was $5.5 million compared to $8.1 million in the year-ago quarter. Equity earnings from Vitrocrisa, our joint venture in Mexico, were a loss of $0.2 million on a pretax basis, slightly better than $0.4 million pretax loss in the first quarter of 2002. A substantial reduction in production activity occurred during the quarter at Vitrocrisa, to control inventory growth and improve cash flow. The reduction relates to furnace rebuild activity and the impact of weak economic conditions on sales demand. This production curtailment was unusually severe and created an under absorption of fixed costs. A portion of the resulting costs related to this volume variance were added to inventory at Vitrocrisa and are expected to be allocated to periods later in 2003 when additional production, and over absorption of fixed costs, is expected to occur. The impact of this allocation was to increase pretax equity earnings by $1.7 million in the quarter. There was no material impact on Libbey's other operations in the quarter.

For the quarter, Libbey recorded net income of $2.0 million, or 14 cents per diluted share, compared with net income of $4.0 million, or 25 cents per diluted share, in the year-ago period. Interest expense increased $0.7 million as a result of an increase of debt to $250.9 million from $158.4 million in the year-ago period. Debt increased after funding $62.0 million for the acquisitions of Traex and Royal Leerdam in late 2002 and the repurchase of 2,435,600 shares for $65.1 million since the year-ago period . The company's effective tax rate declined to 32.8% from 36.0% in the year-ago period as the result of lower state and local taxes and lower taxes on equity earnings.

WORKING CAPITAL

Trade working capital, defined as inventories and accounts receivable less accounts payable, increased compared to the prior year period and as compared to year-end 2002. Total inventories increased $6.9 million from year-end to $116.5 million, primarily as a result of seasonal demands.

As announced on April 14, 2003, the company recently completed the successful issuance of $100 million of privately placed senior notes. Eighty million dollars of the notes have an average interest rate of 4.65% with an average maturity of 8.4 years. The additional $20 million has a floating interest rate at a margin over the London Interbank Offer Rate. The proceeds of the note issuance were used to retire debt outstanding under the company's revolving bank facility.




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Libbey, Inc.
Add 3


OUTLOOK FOR 2003

John F. Meier, chairman and chief executive officer, commenting on the company's outlook for 2003 said, "We are as an economy coming through a challenging period, with a recently concluded war, a tentative consumer, higher energy prices and substantially lower travel. Indications are the business environment will be somewhat more accommodating in the months ahead. We are currently assessing conditions in our key markets during this early period of recovery as part of a review of expectations for the remainder of 2003. Generally, we expect more growth in the second half of the year as economic conditions are forecasted to improve and the expected benefits of higher capacity utilization, new products and solid sales performance drive earnings and cash flow."

He added, "The successful completion of accretive acquisitions last year and the repurchase of shares over the last year will add to our earnings per share."


The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expenses associated with higher medical costs, reduced pension income associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's operations or within the intended time periods; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:

-        is a leading producer of glass tableware in North America;

- is a leading producer of tabletop products for the foodservice industry;


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Libbey, Inc.
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-        exports to more than 75 countries; and,

- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in The Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, The Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes. In 2002, Libbey Inc.'s net sales totaled $433.8 million.


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
                                   LIBBEY INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per-share amounts)

                                                                            THREE MONTHS ENDED
                                                                                                  Percent
                                                       March 31, 2003      March 31, 2002          Change
                                                       --------------      --------------          ------
Net sales                                                $ 111,903           $  98,669             13.4%
Freight billed to customers                                    478                 418
Royalties and net technical assistance                         750                 799
                                                         ---------           ---------
      Total revenues                                       113,131              99,886             13.3%

Cost of sales                                               90,823              77,016             17.9%
Selling, general and administrative expenses                16,766              14,254             17.6%
                                                         ---------           ---------
      Income from operations                                 5,542               8,616            -35.7%
Equity earnings - pretax                                      (150)               (376)
Other income (expense)--net                                    126                (182)
                                                         ---------           ---------
      Earnings before interest and income taxes              5,518               8,058            -31.5%
Interest expense--net                                       (2,541)             (1,883)
                                                         ---------           ---------
      Income before income taxes                             2,977               6,175            -51.8%
Provision for income taxes                                     976               2,223
                                                         ---------           ---------
      Net income                                         $   2,001           $   3,952            -49.4%
                                                         =========           =========
Net income per share:
      Basic                                              $    0.14           $    0.26
                                                         =========           =========
      Diluted                                            $    0.14           $    0.25
                                                         =========           =========
Weighted average shares:
      Outstanding                                           14,465              15,344
                                                         =========           =========
      Diluted                                               14,599              15,644
                                                         =========           =========


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                                   LIBBEY INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                       March 31, 2003     December 31, 2002     March 31, 2002
                                                                       --------------     -----------------     --------------

ASSETS

Cash                                                                      $  5,459               $  1,683          $  2,012
Accounts receivable                                                         53,413                 49,944            50,618
Inventories                                                                116,501                109,634            90,896
Other current assets                                                        12,657                 13,487             9,537
                                                                          --------               --------          --------
      Total current assets                                                 188,030                174,748           153,063

Investments                                                                 87,924                 87,847            84,180

Other assets                                                                39,114                 39,016            59,891

Goodwill                                                                    60,412                 59,795            43,282

Net property, plant and equipment                                          162,656                163,121           128,245
                                                                          --------               --------          --------

Total assets                                                              $538,136               $524,527          $468,661
                                                                          ========               ========          ========


LIABILITIES AND SHAREHOLDERS' EQUITY


Notes payable                                                             $  2,325               $  2,660          $  2,500
Accounts payable                                                            29,328                 31,633            21,718
Accrued liabilities                                                         38,898                 39,687            23,185
Other current liabilities                                                   13,321                 20,168            10,294
Long-term debt due within one year                                             115                    115               115
                                                                          --------               --------          --------
      Total current liabilities                                             83,987                 94,263            57,812

Long-term debt                                                             248,476                188,403           155,826

Deferred taxes and other liabilities                                        25,821                 25,795            35,859

Pension liability                                                           29,388                 28,655              --

Nonpension postretirement benefits                                          47,459                 47,193            48,082

Total shareholders' equity                                                 103,005                140,218           171,082
                                                                          --------               --------          --------

Total liabilities and shareholders' equity                                $538,136               $524,527          $468,661
                                                                          ========               ========          ========

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                                   LIBBEY INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (Dollars in thousands)

                                                                         THREE MONTHS ENDED

                                                                March 31, 2003      March 31, 2002
                                                                --------------      --------------

Operating activities
      Net income                                                   $   2,001           $   3,952
      Adjustments to reconcile net income to net
         cash provided by (used in) operating activities:
            Depreciation                                               6,423               4,452
            Amortization                                                 484                 494
            Other non-cash charges                                       217                (875)
            Net equity earnings                                           (8)                177
            Net change in components of working
               capital and other assets                              (18,883)            (14,861)
                                                                   ---------           ---------
               Net cash used in operating activities                  (9,766)             (6,661)

Investing activities
      Additions to property, plant and equipment                      (4,633)             (4,878)
      Dividends received from equity investments
      Other
                                                                   ---------           ---------
         Net cash used in investing activities                        (4,633)             (4,878)

Financing activities
      Net bank credit facility activity                              (41,872)             10,336
      Senior Notes                                                   100,000                --
      Other net borrowings                                              (365)                 73
      Stock options exercised                                             76                 432
      Treasury shares purchased                                      (38,248)               --
      Dividends                                                       (1,463)             (1,150)
                                                                   ---------           ---------
         Net cash provided by financing activities                    18,128               9,691

Effect of exchange rate fluctuations on cash                              47                --
                                                                   ---------           ---------

Increase (decrease) in cash                                            3,776              (1,848)

Cash at beginning of year                                              1,683               3,860
                                                                   ---------           ---------

Cash at end of period                                              $   5,459           $   2,012
                                                                   =========           =========


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                                   LIBBEY INC.
                CONDENSED CONSOLIDATED JOINT VENTURE INFORMATION


                          Income Statement Information

Three months ended March 31,                       2003               2002
-------------------------------------------------------------------------------
Net sales                                        $ 37,902           $ 43,175
Other revenue                                         385                432
                                                 --------           --------
  Total revenue                                    38,287             43,607
  Cost of sales                                    32,999             36,916
                                                 --------           --------
Gross profit                                        5,288              6,691
   Operating expenses                               4,856              5,249
                                                 --------           --------
Income from operations                                432              1,442
  Other income                                          8                 68
                                                 --------           --------
Earnings before finance costs and taxes               440              1,510
  Interest expense                                  1,394              1,645
  Translation gain (loss)                             647               (487)
                                                 --------           --------
Earnings before income taxes                         (307)              (622)
  Income taxes                                       (325)              (344)
                                                 --------           --------
Net income                                       $     18           $   (278)
===============================================================================

The above are summarized combined financial information for equity investments, which includes the 49% ownership in Vitrocrisa, which manufactures, markets and sells glass tableware (e.g. beverageware, plates, bowls, serveware and accessories) and industrial glassware (e.g. coffee pots, blender jars, meter covers, glass covers for cooking ware and lighting fixtures sold to original equipment manufacturers) and the 49% ownership in Crisa Industrial, L.L.C., which distributes industrial glassware in the U.S. and Canada for Vitrocrisa, for 2003 and 2002.



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